DEMAND PROMISSORY NOTE


$15,015.00                                       Oaks, Pennsylvania
                                                 July 6, 1998

     FOR VALUE RECEIVED, Jerry L. Malis, an individual having an address at 3000 Valley Forge Circle, PH-43, King of Prussia, Pennsylvania 19406 ("Obligor") promises to pay to the order of Valley Forge Scientific Corp., having an address at 136 Greentree Road, Suite 100, Oaks, Pennsylvania 19456 (hereinafter "Payee"), the principal sum of Fifteen Thousand and Fifteen Dollars ($15,015.00) at the times hereinafter stated, under the following terms:

     1. Payment of Principal and Interest. Principal and interest, computed at the "applicable federal rate" as set forth under the Internal Revenue Code of 1986, as amended, and the applicable regulations thereunder, shall be payable by Obligor to Payee on Demand.

     2. Event of Default. An "Event of Default" shall occur upon the failure of Payee to make the payments set forth in paragraph 1, on the date set forth therein.

     Upon the occurrence of an Event of Default, a late charge of five (5%) percent of the amount due shall be added to the amount which is in default and Payee shall be entitled to all remedies available at law including those with regard to the Collateral, (as defined in paragraph 3, herein).

     3. Security The Obligor acknowledges and agrees that the 5,833 shares of Valley Forge Scientific Corp. common stock ("Common Stock") that Payee pledged to secured Demand Promissory Notes to the Payee dated May 24, 1994 and
February 6, 1994, shall also secure the obligations under this Note.

     4. Waiver. Obligor waives presentment for payment, demand for payment, notice of protest, protest and notice of dishonor of this Note, and authorizes the Payee without notice to or consent of Obligor to grant extensions in the time of payment of and reduction in the rate of interest on any money owing on this Note.

     5. Prepayment. This Note may be prepaid in whole or in part at any time without penalty.

     6. No Additional Waiver Implied by One Waiver. The Payee shall not by any act be deemed to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Payee, and then only to the extent set forth therein. A waiver as to any one event shall in no way be construed as continuing or as preventing waiver of such rights or remedy on a subsequent event.

     7. Tender of Payment. All payments due under this Note shall be paid to Payee at the address set forth on the first page of this Note, or such other address as Payee may inform the undersigned in writing. All payments on this Note shall be applied first to the payment of interest with any balance to the payment and reduction of principal.

     8. Time of Payment. Whenever any payment to be made by Obligor to the Payee pursuant to the terms of this Note (i) shall be tendered by Obligor to the Payee in immediately available funds, during normal banking hours on any banking business day, then such payment shall be considered to have been made on that business day, or (ii) shall be stated to be due on a day which is not a banking business day, such payment may be made on the next succeeding banking business day.

     9. Pennsylvania Law Governs. This Note and all matters relating thereto shall be governed by and construed and interpreted in accordance with the laws of the State of Pennsylvania.

     IN WITNESS WHEREOF, Obligor has caused this Note to be duly executed, attested and delivered by its authorized and empowered officer, as of the day and year first written above.


WITNESS:




____________________           /s/ Jerry L. Malis
                               ------------------
                                   Jerry L. Malis